UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 22, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Awards under the 2014 Incentive Plan

On May 22, 2014, the Board of Directors (the “Board”) of School Specialty, Inc. (the “Company”) granted options to certain members of management under the 2014 Incentive Plan of the Company (the “Plan”), subject to the approval of the Plan by the stockholders of the Company at the 2014 annual meeting of stockholders, to purchase an aggregate of 35,741 shares of the Company’s common stock at an exercise price equal to $130 per share.  These options will vest as to one-half of the option shares on the second anniversary of the date of grant and as to one-fourth of the option shares on each of the third and fourth anniversaries of the date of grant.  As part of this grant, the executive officers of the Company received options to purchase the following number of shares:  Patrick Collins, Executive Vice President—Distribution:  8,154 shares; Richmond Holden, Executive Vice President—Curriculum Group:  5,435 shares; and Kevin Baehler, Interim Chief Financial Officer:  2,717 shares.  Joseph Yorio, the President and Chief Executive Officer of the Company, did not receive an option as part of this grant in light of the option granted to him in April 2014.

The foregoing description of the options does not purport to be complete and is qualified in its entirety by reference to the form of Executive Stock Option Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Management Incentive Plan Bonus Opportunities

On May 22, 2014, the Board approved an increase in the annual target cash bonus opportunity under the Company’s Management Incentive Plan for fiscal 2015 for each of the Executive Vice President—Distribution and the Chief Financial Officer from 50% of base salary to 60% of base salary.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Executive Stock Option Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: May 27, 2014	By: /s/ Kevin Baehler
Kevin Baehler Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Executive Stock Option Agreement.

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